The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 15, 2017

JPMorgan Chase Financial Company LLC	March 2017
Pricing Supplement Registration Statement Nos. 333-209682 and 333-209682-01 Dated March , 2017 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The PLUS offered will pay no interest and do not guarantee any return of your principal at maturity.  At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity.  However, if the ETF Shares have decreased in price, at maturity investors will lose 1% for every 1% decline.  The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the price of one ETF Share on the valuation date.  The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the PLUS.  The investor may lose some or all of the stated principal amount of the PLUS.
SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC
Guarantor:		JPMorgan Chase & Co.
ETF Shares:		Shares of the WisdomTree Japan Hedged Equity Fund
Aggregate principal amount:		$
Payment at maturity:		If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × share percent increase
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:
The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date.  The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.

Leverage factor:		300%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		At least $11.95 (at least 119.50% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.95 per PLUS.
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		March , 2017 (expected to price on or about March 31, 2017)
Original issue date (settlement date):		April , 2017 (3 business days after the pricing date)
Valuation date:
June 29, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

Maturity date:
July 5, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

CUSIP / ISIN:		48129F663 / US48129F6631
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(2)	$9.775
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  In no event will these selling commissions exceed $0.175 per $10 stated principal amount PLUS.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS
If the PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the PLUS would be approximately $9.722 per $10 stated principal amount PLUS.  The estimated value of the PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.60 per $10 stated principal amount PLUS.  See “Additional Information about the PLUS — The estimated value of the PLUS” in this document for additional information.
Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and  “Risk Factors” beginning on page 5 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the PLUS” at the end of this document.
Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 (the “PLUS”) can be used:
▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪
To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.
Maturity:	15 months
Leverage factor:	300%
Maximum payment at maturity:	At least $11.95 (at least 119.50% of the stated principal amount) per PLUS (to be provided in the pricing supplement).
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Supplemental Terms of the PLUS
For purposes of the accompanying product supplement, the WisdomTree Japan Hedged Equity Fund is a “Fund.”

March 2017	Page 2

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset.  If the asset has decreased in value, investors are fully exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline.  Investors may lose some or all of the stated principal amount of the PLUS.
Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Upside Scenario
The ETF Shares increase in price and, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 300% of the share percent increase, subject to the maximum payment at maturity of at least $11.95 (at least 119.50% of the stated principal amount) per PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.

Par Scenario	The final share price is equal to the initial share price and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario
The ETF Shares decline in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price.  (Example: if the ETF Shares decrease in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)

March 2017	Page 3

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:
Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.95 (119.50% of the stated principal amount) per PLUS (which represents the lowest hypothetical maximum payment at maturity)*
*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.95 per PLUS.
PLUS Payoff Diagram

How it works
▪
Upside Scenario.  If the final share price is greater than the initial share price, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus a return equal to 300% of the appreciation of the ETF Shares over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at a final share price of 106.50% of the initial share price.

▪	Par Scenario. If the final share price is equal to the initial share price, investors will receive the stated principal amount of $10 per PLUS.
▪
Downside Scenario.  If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.

▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.
The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

March 2017	Page 4

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.
▪
The PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the ETF Shares and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.95 (at least 119.50% of the stated principal amount) per PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.  Because the maximum payment at maturity will be limited to at least 119.50% of the stated principal amount for the PLUS, any increase in the final share price by more than 6.50% (if the maximum payment at maturity is set at 119.50% of the stated principal amount) will not further increase the return on the PLUS.

▪
The PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS.  Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the PLUS.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪
As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the PLUS.  If these affiliates do not make payments to us and we fail to make payments on the PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪
Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as the estimated value of the PLUS.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS.  It is possible that hedging or

March 2017	Page 5

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
▪
The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS.  The estimated value of the PLUS is only an estimate determined by reference to several factors.  The original issue price of the PLUS will exceed the estimated value of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.

▪
The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates.  The estimated value of the PLUS is determined by reference to internal pricing models of our affiliates.  This estimated value of the PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the PLUS that are greater than or less than the estimated value of the PLUS.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions.  See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.

▪
The estimated value of the PLUS is derived by reference to an internal funding rate.  The internal funding rate used in the determination of the estimated value of the PLUS is based on, among other things, our and our affiliates’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS.  See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.

▪
The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period.  We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.  Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS.  As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial

March 2017	Page 6

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.
The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your PLUS to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the PLUS will be impacted by many economic and market factors.  The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:

▪	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
▪	customary bid-ask spreads for similarly sized trades;
▪	our internal secondary market funding rates for structured debt issuances;
▪	the actual and expected volatility in the prices of the ETF Shares;
▪	the time to maturity of the PLUS;
▪	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
▪	interest and yield rates in the market generally;
▪
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the ETF Shares and the correlation among those rates and the price of one ETF Share;

▪	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
▪	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.
▪
Investing in the PLUS is not equivalent to investing in the ETF Shares.  Investing in the PLUS is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.

▪
Adjustments to the ETF Shares or the underlying index could adversely affect the value of the PLUS.  Those responsible for calculating and maintaining the ETF Shares and the underlying index, can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index.  Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.

▪
There are risks associated with the ETF Shares.  Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market.  The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the PLUS.

March 2017	Page 7

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪
The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.  The WisdomTree Japan Hedged Equity Fund does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index.  All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF Shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares.  As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share.  For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.
▪
The PLUS are subject to risks associated with securities issued by non-U.S. companies.  The equity securities underlying the ETF Shares have been issued by non-U.S. companies.  Investments in PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪
The currency hedge strategy employed by the WisdomTree Japan Hedged Equity Fund may not sufficiently reduce its exposure to currency fluctuations.  The price of the ETF Shares is related to the U.S. dollar value of equity securities that trade in Japanese yen.  The WisdomTree Japan Hedged Equity Fund attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen.  The amount of forward contracts and futures contracts in the WisdomTree Japan Hedged Equity Fund is based on the aggregate exposure of the WisdomTree Japan Hedged Equity Fund to the Japanese yen.  However, this approach may not eliminate the exposure of the WisdomTree Japan Hedged Equity Fund to the Japanese yen.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

As a result, the holders of the PLUS will still likely be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the WisdomTree Japan Hedged Equity Fund is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Japanese yen, the price of the ETF Shares could be adversely affected and the payment at maturity on the PLUS may be reduced
▪
The performance of the ETF Shares likely will not benefit from the appreciation of the Japanese Yen relative to the U.S. Dollar.  The  currency hedge strategy of the ETF Shares will likely result in lower returns in the ETF Shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar.  Consequently, the weakening of the U.S. dollar relative to the Japanese yen is

March 2017	Page 8

JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
not expected to have any positive impact on the ETF Shares (as compared to returns of an equivalent unhedged investment).
▪
Owning the PLUS is not the same as owning the ETF Shares.  Owning the PLUS is not the same as owning the ETF Shares.  Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS.  If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the PLUS may not increase comparably, if at all.  It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.

▪
The anti-dilution protection for the ETF Shares is limited.  The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares, and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪
Secondary trading may be limited.  The PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  JPMS may act as a market maker for the PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪
The final terms and valuation of the PLUS will be provided in the pricing supplement.  The final terms of the PLUS will be provided in the pricing supplement.  In particular, each of the estimated value of the PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document.  Accordingly, you should consider your potential investment in the PLUS based on the minimums for the estimated value of the PLUS and the maximum payment at maturity.

▪
The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS.  The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.  If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS.  Our special tax

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.
In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
WisdomTree Japan Hedged Equity Fund Overview
The WisdomTree Japan Hedged Equity Fund is an exchange-traded fund of WisdomTree Trust, a registered investment company, that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index, (which we refer to as the underlying index with respect to the WisdomTree Japan Hedged Equity Fund).  The WisdomTree Japan Hedged Equity Fund seeks to provide Japanese equity returns while mitigating or “hedging” against fluctuations between the value of the Japanese yen and the U.S. dollar.  The WisdomTree Japan Hedged Equity Fund attempts to mitigate the currency risk resulting from the WisdomTree Japan Hedged Equity Fund’s exposure to the Japanese yen by entering into forward currency contracts or futures contracts on the Japanese yen.  Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the WisdomTree Japan Hedged Equity Fund, see the information set forth under “Fund Descriptions — The WisdomTree Japan Hedged Equity Fund” in the accompanying underlying supplement.
Information as of market close on March 14, 2017:
Bloomberg Ticker Symbol:	DXJ
Current Closing Price:	$51.96
52 Weeks Ago (on 3/14/2016):	$44.94
52 Week High (on 3/13/2017):	$52.38
52 Week Low (on 7/7/2016):	$37.55

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 3, 2012 through March 14, 2017.  The closing price of one ETF Share on March 14, 2017 was $51.96.  The associated graph shows the closing prices of one ETF Share for each day in the same period.  We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits.  The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.
iShares® Emerging Markets ETF	High	Low	Period End
2012
First Quarter	$37.02	$31.40	$36.90
Second Quarter	$36.71	$30.08	$33.18
Third Quarter	$33.42	$30.34	$31.62
Fourth Quarter	$36.88	$30.77	$36.88
2013
First Quarter	$44.23	$36.66	$43.19
Second Quarter	$52.91	$40.82	$45.61
Third Quarter	$49.48	$43.83	$47.93
Fourth Quarter	$50.84	$45.31	$50.84
2014
First Quarter	$50.43	$45.07	$47.34
Second Quarter	$50.60	$44.84	$49.36
Third Quarter	$52.87	$48.48	$52.32
Fourth Quarter	$57.53	$46.84	$49.23
2015
First Quarter	$56.43	$47.42	$55.12
Second Quarter	$60.52	$54.92	$57.20
First Quarter	$37.02	$31.40	$36.90
Fourth Quarter	$55.75	$48.89	$50.08
2016

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® Emerging Markets ETF	High	Low	Period End
First Quarter	$49.22	$39.08	$43.71
Second Quarter	$46.28	$37.74	$38.78
Third Quarter	$43.98	$37.55	$42.91
Fourth Quarter	$51.64	$42.79	$49.54
2017
First Quarter (through March 14, 2017)	$52.38	$49.18	$51.96

The WisdomTree Japan Hedged Equity Fund Daily Closing Prices January 3, 2012 to March 14, 2017

This document relates only to the PLUS offered hereby and does not relate to the ETF Shares.  We have derived all disclosures contained in this document regarding the WisdomTree Japan Hedged Equity Fund from the publicly available documents described in the first paragraph under this “WisdomTree Japan Hedged Equity Fund Overview” section, without independent verification.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the WisdomTree Japan Hedged Equity Fund.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the WisdomTree Japan Hedged Equity Fund is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “WisdomTree Japan Hedged Equity Fund Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the WisdomTree Japan Hedged Equity Fund could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.
Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.
The WisdomTree Japan Hedged Equity Index.  The WisdomTree Japan Hedged Equity Index is designed to provide exposure to the Japanese equity markets while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar.  The WisdomTree Japan Hedged Equity Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan.  By excluding companies that derive 80% or more of their revenue from Japan, the WisdomTree Japan Hedged Equity Index is concentrated on dividend-paying companies with a more significant global revenue base.  The WisdomTree Japan Hedged Equity Index attempts to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar.   For additional information about the WisdomTree Japan Hedged Equity Index, see the information set forth under “Fund Descriptions — The WisdomTree Japan Hedged Equity Fund — The WisdomTree Japan Hedged Equity Index” in the accompanying underlying supplement.
Additional Information about the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the PLUS:
The estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS.  The estimated value of the PLUS does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the PLUS is based on, among other things, our and our affiliates’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the PLUS is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates” in this document.
The estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS.  See “Risk Factors — The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Secondary market prices of the PLUS:
For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS.  The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by our affiliates.  See “Risk Factors — The value of the PLUS as

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period.”
Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of PLUS.
Based on current market conditions, in the opinion of our special tax counsel, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price.  The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the PLUS’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on your PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the PLUS with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the PLUS.  You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.
Withholding under legislation commonly referred to as “FATCA” may (if the PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the PLUS. Under a recent IRS notice, withholding under FATCA will not apply to payments

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the PLUS.  You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Supplemental use of proceeds and hedging:
The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS.  See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “Financial Select Sector SPDR® Fund Overview” in this document for a description of the market exposure provided by the PLUS.
The original issue price of the PLUS is equal to the estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance.  In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.
This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. MS-1-I dated June 3, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
• Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
• Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase &

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JPMorgan Chase Financial Company LLC
PLUS Based on the Performance of the WisdomTree Japan Hedged Equity Fund due July 5, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Co.’s CIK is 19617. As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial. “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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